Exhibit 8.1
NIXON PEABODY LLP

1100 Clinton Square
Rochester, New York 14604
(585) 263-1000
Fax:  (585) 263-1600

September 20, 2011

Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

We have acted as counsel to Home Properties, Inc., a Maryland corporation (the “Company”), in connection with the public offering and sale of 6,000,000 shares, and the grant by the Company to the underwriters of the offering of an option to purchase up to an additional 900,000 shares to cover overallotments, if any (together, the “Shares”), of the Company’s common stock, $0.01 par value per share (the “Common Stock”), covered by (a) the Company’s registration statement on Form S-3 (No. 333-165165), filed on March 3, 2010 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), in respect of the Company’s Common Stock including the Shares and other securities of the Company, (b) the prospectus contained in the Registration Statement (the “Prospectus”), and (c) the Prospectus Supplement relating to the Shares, filed with the Commission on September 20, 2011, pursuant to Rule 424(b) promulgated under the 1933 Act (the “Prospectus Supplement”).  The Shares are to be sold by the Company in the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement.

This opinion relates to the qualification of the Company as a real estate investment trust (“REIT”) for Federal income tax purposes and the accuracy of information set forth under the caption “Federal Income Tax Considerations” of the Prospectus and under the caption “Certain Federal Income Tax Considerations” of the Prospectus Supplement.  All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Incorporation of the Company, as amended to the date hereof, and (ii) the By-Laws of the Company, as amended to the date hereof.  As to questions of fact material to our opinions expressed herein, we have relied upon certificates of, and information received from, the Company and/or officers of the Company.  We have not made an independent investigation of the facts stated in such certificates or as to any information received from the Company and/or officers of the Company and do not opine as to the accuracy of such factual matters.

Based upon and subject to the foregoing, we are of the opinion that:

1.           For United States Federal income tax purposes, the Company was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) commencing with its initial taxable year ended December 31, 1994, and its actual method of operation since that date has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Code.  Such qualification and taxation as a REIT depends upon the Company’s having met and continuing to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels, diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

2.           Subject to the assumptions, exceptions, limitations and qualifications set forth therein, the discussion in the Prospectus under the caption “Federal Income Tax Considerations” and the discussion in the Prospectus Summary under the caption “Certain Federal Income Tax Considerations” each fairly summarizes the federal income tax considerations that are likely to be material to purchasers of the Common Stock who are United States citizens or residents and who are not subject to special treatment under the tax laws.

Our opinions expressed herein are based upon our interpretation of current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures.  Our opinions are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth therein.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions stated herein.  We undertake no obligation to advise you of changes in law which may occur after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof and to the use of our name as it appears under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the 1933 Act.

This opinion is furnished to the Company and is solely for its benefit.  This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.  This opinion may not be relied upon by any other person or for any other purpose and may not be referred to or quoted from without our prior written consent.

Very truly yours,

/s/ Nixon Peabody LLP